Exhibit 10.11

DOLBY LABORATORIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

FOR U.S. EMPLOYEES

1.	By making an electronic election, I hereby elect to participate in the Dolby Laboratories, Inc. Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Employee Stock Purchase Plan. (Capitalized terms used but not defined in this Subscription Agreement have the same meaning set forth in the Employee Stock Purchase Plan.)

2.	I hereby authorize payroll deductions from each paycheck on each pay day in the amount I elect electronically of my Compensation (from 0% to 10%) during the Offering Period in accordance with the Employee Stock Purchase Plan. (Please note that no fractional percentages are permitted.)

3.	I understand that said payroll deductions shall be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Employee Stock Purchase Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

4.	I have received a copy of the complete Employee Stock Purchase Plan. I understand that my participation in the Employee Stock Purchase Plan is in all respects subject to the terms of the Employee Stock Purchase Plan.

5.	Shares purchased for me under the Employee Stock Purchase Plan should be issued in my name.

6.	I understand that if I dispose of any shares received by me pursuant to the Employee Stock Purchase Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares of Common Stock and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the shares of Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (2) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7.	I acknowledge that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Employee Stock Purchase Plan or my acquisition or sale of the underlying shares of Common Stock. I understand that I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Employee Stock Purchase Plan before taking any action related to the Employee Stock Purchase Plan.

8.	The provisions of this Subscription Agreement, the option grant and my participation in the Employee Stock Purchase Plan are governed by, and subject to, the laws of the State of Delaware (without giving effect to the conflict of law principles thereof). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Subscription Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

9.	The Company may, in its sole discretion, decide to deliver any documents related to my current or future participation in the Employee Stock Purchase Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Employee Stock Purchase Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

10.	The Company reserves the right to impose other requirements on my participation in the Employee Stock Purchase Plan, on the option and on any shares of Common Stock acquired under the Employee Stock Purchase Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Employee Stock Purchase Plan, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

11.	I hereby agree to be bound by the terms of the Employee Stock Purchase Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Employee Stock Purchase Plan.

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

By my electronic election to participate in the Plan (which serves as my electronic signature of this Subscription Agreement), I agree that my participation in the Plan is governed by the terms and conditions of the Plan and this Subscription Agreement.